UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Allegheny Technologies Incorporated

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The following communication was sent to certain stockholders of Allegheny Technologies Incorporated (the “Company” or “ATI”) beginning on April 27, 2012.

April 27, 2012

Dear ATI Stockholder:

Re:	2012 Annual Meeting of Stockholders

Supplemental Information Regarding the Advisory Vote to Approve the Compensation of the Company’s Named Officers (Item C)

At the 2012 Annual Meeting of Stockholders, the Company’s stockholders will vote on a non-binding proposal to approve the compensation of the Company’s named officers. ATI requests that you vote FOR the proposal to approve the compensation of the Company’s named officers (Item C), as the Company’s Board of Directors has unanimously recommended.

The proxy advisory firms of ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”) have recently issued reports recommending that our stockholders vote against this proposal citing concern about the link between Company performance and the compensation of our named officers. ISS also contends that ATI has performed below the level of the companies comprising a peer group created by ISS. For the reasons that follow, and based on the information set forth under the caption “Executive Compensation” in the Company’s 2012 Proxy Statement (the “Proxy Statement”), we strongly disagree with ISS and Glass Lewis.

Actions of the Company since the 2011 Annual Meeting relating to the Executive Compensation Program:

At the Company’s 2011 Annual Meeting of Stockholders, the stockholders approved the compensation of the Company’s named officers in an advisory vote. As described on pages 34-35 of the Proxy Statement, the Company’s Personnel and Compensation Committee (the “Committee”) engaged in a comprehensive review of the Company’s executive compensation program and policies, considered the feedback obtained from investors and the Committee’s advisors, and adjusted various aspects of the executive compensation program. As more fully described in the Proxy Statement, ATI has taken the following actions in recent months with regard to the executive compensation program, and notably, has revised aspects of each plan and other elements that comprise the executive compensation program:

(1)	Annual Incentive Plan (“AIP”): Reduced the target incentive percentage of the CEO from 175% to 125% of base salary and reduced the CEO’s maximum incentive percentage from 350% to 250% of base salary.

(2)	Performance/Restricted Stock Program (“PRSP”): Reduced the CEO’s PRSP incentive percentage from 200% to 170% of base salary.

(3)	Total Shareholder Return Incentive Compensation Program (“TSRP”):

•	Reduced the CEO’s TSRP incentive percentage from 200% to 170% of base salary; and

•	For 2012 awards under the TSRP for all TSRP participants, reduced the maximum possible award payable for maximum peer group performance from 300% to 200% of the target award.

(4)	Performance Equity Payment Plan (“PEPP”): Terminated the PEPP effective December 31, 2011; no awards were made under the PEPP for 2012.

(5)	Key Executive Performance Plan (“KEPP”): Substantially increased the challenge to achieve payout-level performance under the 2012-2014 KEPP, which included increasing the maximum gradient from $1.8 billion of income before taxes (“IBT”) to $2.85 billion of IBT and increasing the leverage between gradients.

(6)	Perquisites – Made the following changes, without offsetting compensation to the executives:

•	Eliminated the personal use of corporate aircraft at Company expense.

•	Discontinued payment of club dues.

•	Discontinued tax reimbursements, or “gross ups,” relating to payment of club dues.

(7)	Revised stock ownership guidelines applicable to executives effective January 1, 2012, which guidelines now apply deeper into the organization and contain a retention requirement.

(8)	No discretionary bonuses were awarded for 2011.

As summarized above, the Committee has modified virtually every element of the executive compensation program in terms of targets or metrics applicable to the CEO or to the plan in general. The modifications either (i) eliminate certain elements of the executive compensation program, (ii) make performance goals more difficult to attain, or (iii) reduce the amounts payable when earned under a plan. Furthermore, because many of these changes are effective for award periods beginning in 2012, the full impact of these changes to the executive compensation program – in terms of reduction to executive compensation – will not begin to be evident until next year’s proxy statement and thereafter.

The Company believes that the reports of ISS and Glass Lewis contain specific points that are incorrect or misguided and result in flawed analysis.

ISS Report: The ISS report contains various inconsistencies in fact and application that result in a weakly supported conclusion regarding our executive compensation program:

•	Flawed peer group methodology:

•

Most ISS-selected peer companies do not reflect ATI’s business. ISS’s recommendation is based in large part by comparing the Company’s total shareholder return with that of a group of companies selected by ISS based on only four (1510) of the eight digit Global Industry Classification Standard (GICS) number assigned to the Company. As a result, only five of the 13 companies in the ISS-selected peer group are also in the 15104050 GICS, Steel for producers of iron and steel and related products. These five companies are also in the Company’s selected peer group.

As described in the Proxy Statement, the Committee constructed and regularly reconsiders a comparable group of companies that are subject to business cycles and capital market patterns similar to those that affect the Company’s business. The 18 companies in the ATI-selected peer group sell into end markets comparable to the Company’s end markets, and eight of those companies have products similar to the Company’s products. Moreover, each is subject to analysis by institutional investors and market analysts comparable to the analysis applied to the Company’s common stock. As a result, the total shareholder return (“TSR”) comparisons resulting from the Company-selected group actually reflects the context in which the Company operates. Pages 39-41 of our Proxy Statement clearly explain our peer group and why the companies within our peer group are appropriate.

In contrast, the ISS-selected peer group excludes companies clearly recognized by investors as comparable to the Company but includes eight companies with very different products and end markets. These eight are: miners of metal ore (Cliffs Natural Resources, Inc. and Southern Copper Corporation); a manufacturer of industrial gases (Airgas, Inc.); and five paper and packaging companies (Bemis Company – flexible packaging and pressure labels; Domtar Corporation—pulp and new paper; Rock-Tenn Company – recycled paper and packaging; Sealed Air Corporation – bubble wrap-type packaging; and Sonoco Products Company – paper and plastics packaging and display materials). Accordingly, the TSR of 61% of the ISS-selected peer group is influenced by the market for bubble wrap, retail store displays, consumer packaging, recycled paperboard, industrial gases and metal ores – none of which correlates to the Company’s business, technology, manufacturing processes, business cycle, products or end markets.

To illustrate the distortions created by the ISS-selected peer group, one can look to the ISS report. Under the heading “Financial Profile–Comparative Performance”, if the two mining companies from the five company peer group shown by ISS are eliminated, the ISS report actually shows that the Company’s 1-year TSR trailed only one company (which is also in ATI’s selected peer group), and that ATI’s 3-year TSR exceeded the TSR of each of the remaining companies by a wide margin. Recognizing that the Company’s compensation plans measure one- and three- year performance, the ISS analysis, using its steel-related comparable group, actually supports the strong correlation between performance and the compensation of our CEO and named officers.

ISS also criticizes ATI for including Alcoa Inc., Nucor Corporation and United States Steel Corporation in its peer group because those companies are “significantly above two times the company’s revenues.” Including large companies in ATI’s selected peer group is important and useful (i) to bracket ATI statistically and to offset the inclusion of companies that are direct business competitors but have annual revenue of less than $2 billion, and (ii) because of the similarity of the exposure of those companies to business cycles and challenges and competition for capital investment.

•

ISS applies TSR performance in an inconsistent manner. Throughout its report, ISS uses the Company’s five-year TSR performance as justification for asserting that recent payouts above target are unwarranted. For example, with regard to the TSRP, ISS asserts that “[d]espite the company’s lagging stock performance over a five-year period, the company recently paid out 208% of target payout for its three-year TSR performance.” ISS’s criticism is unwarranted because the payout at 208% of target related to the Company’s performance over the three-year 2009-2011 period, not a five-year period. In fact, the Company’s relative total shareholder return for the 2009-2011 performance measurement period was above the 75th percentile of companies in its peer group.

•

ISS’s criticism of performance targets is unjustified. With regard to the PRSP, ISS stated that the “aggregate net income goal of $333 million for three years (2011-2013) may not appear to be challenging, given that most of the net income has been accumulated in 2011.” Their conclusion fails to take into account that this three-year net income target was set in February 2011, when the Company had generated only $38 million and $78.7 million of net income in 2009 and 2010, respectively. The fact that the Company exceeded reasonable projections and achieved $223.1 million in net income in 2011 does not mean that the aggregate net income goal was not challenging when set in February 2011. The aggregate net income goal for 2011-2013 is approximately 8.7 times achieved net income in 2009 and 4.2 times 2010 net income, illustrating that the $333 million aggregate net income target required significant achievement above levels attained in the preceding two years.

•

ISS discounts the purpose of complementary long-term incentive plans. Each of the Company’s long-term incentive plans is performance-based, has payout targets in aggregate which are competitive with our peers, and will only pay out at or above target if aggressive performance goals are achieved.

Glass Lewis Report: The Glass Lewis report contains the following flaws which cumulate in an unreasonable pay for performance evaluation of our executive compensation program:

•

Aggregate CEO compensation: The CEO compensation that Glass Lewis uses to evaluate ATI relative to the peer group chosen by Glass Lewis is inconsistent and incorrect. The compensation numbers given for the CEO not only differ throughout the report but overstate the current CEO’s compensation by more than 40%. In its report, Glass Lewis notes that “[t]he amount listed for CEO compensation reflects portions paid to multiple individuals who served as CEO during the fiscal year.” However, the amount shown on page 3 of the report as CEO pay in 2011 is larger than the compensation that either the current or former CEO received during the year. The amount used by Glass Lewis does not total with any applicable amount and, manifestly, a pro ration between two numbers cannot exceed both numbers. Furthermore, at one point in its report, Glass Lewis uses a different number that is approximately $1 million more than the compensation paid to the Company’s former CEO, reflecting his retirement from the Company.

•	Flawed peer group methodology:

•

In Glass Lewis’s “Peer Group Analysis,” the Company’s TSR and executive compensation is compared with that of the ATI peer group of companies. However, Glass Lewis uses market capitalization and revenue information for the fiscal year 2010 relative to TSR performance for 2011, which provides a disjointed and inaccurate comparison.

•

Glass Lewis does not identify the various companies used to comprise the peer group against which ATI is evaluated, but it appears, based on the summary statistics provided for market capitalization and revenue, that many of the companies are much smaller than ATI (the median market capitalization is 46% of ATI’s market capitalization, while the median revenue is 80% of ATI’s). Furthermore, in its “Pay for Performance” analysis, Glass Lewis notably includes “a sub-industry group of 15 steel companies.” Glass Lewis asserts that the Company “paid significantly more than its peers, but performed moderately worse than its peers.” In fact, as evidenced by Glass Lewis’s own data, ATI performed significantly better than the sub-industry group in terms of TSR, stock performance, and change in book value per share.

•

Disclosure of performance targets: Glass Lewis criticized ATI for not disclosing certain performance targets. However, as stated in the Proxy Statement, certain targets under the AIP and the KEPP are proprietary and would provide competitors with information that could be detrimental to the Company if disclosed.

•

Inconsistent data: On page 3 of its report, Glass Lewis uses stock price information as of April 2012, though other data appears to be as of the prior year end. Although the dates are shown, there is no rationale given for using the data as of those particular dates.

•

Changes to CEO compensation: Glass Lewis fails to acknowledge the changes in the CEO’s award opportunities, described above, under the AIP, PRSP, TSRP and KEPP. With respect to the changes that are recognized, Glass Lewis states that the “changes do not appear to have the desired effect.” Obviously, this is because the effect of the changes will not be evident until future periods.

It is worth noting other aspects our of executive compensation program that we believe are pertinent to an assessment of pay-for-performance:

•

As ISS acknowledged, 87% of the total compensation to our CEO consisted of variable, performance-based compensation elements, most of which are long-term. Furthermore, over 80% of the compensation of each of our other named officers is at risk, meaning that if the Company does not meet certain identified performance goals, no compensation is paid under the incentive plans. This performance-based compensation is tied to Company financial performance metrics such as earnings and income before taxes, as well as the achievement of important strategic and operational goals. This approach aligns the interests of management with the interests of stockholders.

•

The form of compensation is balanced between cash and common stock as illustrated by the chart on page 43 of the Proxy Statement. Coupled with the rigorous stock ownership guidelines, this balance encourages our executives to identify with the interests of stockholders and share in the Company’s long term risks and rewards.

•

The Company’s compensation programs minimize risk to the shareholders by having, not only the balance between stock and cash as described above, but also a balance between short term and overlapping long term compensation measurement periods.

•

The Company’s executive compensation plans are performance-based and consider all aspects of the Company’s financial and operational performance, not just TSR performance, which varies based not only on company-specific factors but also on broader market and economic conditions beyond the control of ATI’s executives. ATI’s multiple incentive plans have been implemented to provide a balance between short- and long- term performance and various aspects of the Company’s financial and operational performance, as well as to meet multiple Company objectives, including the attraction and retention of key executive talent, as well the alignment of the compensation of ATI’s executives with stockholder interests and the short- and long-term business goals of the Company.

Actual Company 1-Year and 3-Year Performance Against Company Peer Group. We criticize above the peer groups selected by ISS and Glass Lewis for comparing the Company’s compensation practices. The following pages identify members of the peer group selected by the Company and their respective one and three year performance under a number of measures in order to compare the Company’s performance in those categories and those periods: (1) the first page summarizes the relative performances for the one and three year periods upon which the compensation reported in our proxy statement is based; (2) the second page shows the Company’s one year performance against the one year performance of each member of our peer group across a number of performance measures, including TSR; and (3) the third page shows the Company’s three year (2009-2011) performance against the three year performance of each member of our peer group across a number of performance measures, including TSR.

Without doubt, selection of a proper peer group has a large influence on the compensation process. The Company believes that the Committee’s careful and deliberate construction of a peer group of companies that either produce products that directly compete with the Company’s products, or compete in end markets where the Company competes, or compete with the Company for capital investment is superior to peer groups selected by use of partial GICS codes. We understand the difficulty in constructing a peer group that directly reflects the Company’s business because the Company produces a broader array of metals and metal-related products and competes in a broader array of end markets than any other metals company. However, we believe it a sounder practice to guide compensation decisions using the practices of companies that actually compete with the Company than mechanically applying partial GICS codes. The rote application of a partial GICS code gives the appearance of objectivity but is misleading in result.

*            *             *            *

Your vote is important to us.

We appreciate your time and consideration and ask that you support the recommendation of the

Board of Directors by voting FOR the proposal to approve

the compensation of the Company’s named officers (Item C).

Summary of the Company’s 1-Year and 3-Year Financial Performance

Measured Against Peer Group Shown on Subsequent Pages

	Performance Percentile Ranking
Measure	2011	2009 - 2011
Revenue Growth	78%	83%
EBITDA Margin	67%	61%
Net Income Growth	78%	39%
ROIC	33%	44%
Operating Cash Flow Growth	100%	56%
TSR	56%	76%

Data Source: Standard and Poor’s Research Insight (version 8.4.1)

1-Year Financial Performance Detail (2011)

2011 Peer Group Financial Performance
Company	Revenue Growth	EBITDA Margin	Net Income Growth	ROIC	Free Cash Flow Growth	TSR
Alcoa	18.7%	13.1%	140.6%	2.4%	-3.0%	-43.3%
United States Steel	14.4%	4.1%	N/M	-0.7%	N/M	-54.5%
Nucor	26.4%	10.0%	480.3%	6.9%	18.2%	-6.3%
Reliance Steel & Aluminum	28.9%	8.7%	76.9%	7.7%	9.7%	-3.8%
Commercial Metals	25.6%	3.3%	N/M	-5.6%	-38.2%	-14.5%
Steel Dynamics	26.9%	10.0%	97.7%	6.5%	187.3%	-26.0%
AK Steel Holding	8.4%	4.0%	N/M	-15.1%	N/M	-48.6%
Precision Castparts	13.4%	26.8%	9.9%	13.7%	14.1%	18.5%
Timken	27.5%	18.1%	65.3%	18.0%	-32.3%	-17.5%
Schnitzer Steel Inds	50.3%	7.2%	77.3%	7.8%	57.0%	-36.2%
Worthington Industries	25.7%	7.5%	154.3%	11.6%	-34.9%	-8.7%
Kennametal	27.6%	18.2%	394.9%	13.8%	40.0%	-6.2%
Materion	17.2%	7.4%	-13.9%	8.7%	83.0%	-37.2%
Carpenter Technology	39.8%	9.9%	3281.0%	6.0%	-44.3%	29.8%
Castle (A M) & Co	20.0%	2.7%	N/M	-0.3%	-234.7%	-48.6%
Titanium Metals	21.9%	20.0%	41.3%	9.3%	-134.6%	-11.6%
RTI Intl Metals	22.7%	9.2%	91.7%	0.7%	-80.3%	-14.0%
Unvl Stainless & Alloy Prods	33.4%	15.4%	36.9%	6.7%	725.3%	19.4%

75th Percentile	27.5%	14.8%	150.9%	9.1%	44.3%	-6.3%
Median	25.6%	9.6%	84.5%	6.8%	3.3%	-14.3%
25th Percentile	19.1%	7.3%	47.3%	1.1%	-39.7%	-36.9%

Allegheny Technologies	28.0%	12.0%	203.1%	5.3%	995.2%	-12.2%
Ranking	77.7%	66.6%	78.5%	33.3%	100.0%	55.5%

Data Source: Standard and Poor’s Research Insight (version 8.4.1)

Financial data for Precision Castparts is as of the fiscal year ended 4/3/2011 and for Worthington Industries for the fiscal year ended 5/31/2011.

3-Year Financial Performance Detail (2009 - 2011)

3-Year Peer Group Financial Performance
Company	Revenue Growth	EBITDA Margin	Net Income Growth	ROIC	Free Cash Flow Growth	TSR
Alcoa	-2.5%	9.7%	-302.1%	-0.2%	21.1%	-6.8%
United States Steel	-5.8%	-1.3%	-129.3%	-8.0%	-53.4%	-9.9%
Nucor	-5.4%	6.6%	-24.8%	1.8%	-25.5%	-1.7%
Reliance Steel & Aluminum	-2.3%	7.4%	-10.7%	5.7%	-29.3%	36.0%
Commercial Metals	-8.8%	2.6%	-182.4%	-3.9%	-186.1%	8.7%
Steel Dynamics	-0.3%	9.3%	-15.6%	3.1%	-14.4%	8.2%
AK Steel Holding	-5.4%	3.2%	-438.8%	-10.0%	-229.5%	-2.4%
Precision Castparts	-3.2%	27.0%	0.9%	16.4%	4.3%	40.6%
Timken	-3.0%	14.8%	19.3%	8.7%	-28.1%	28.0%
Schnitzer Steel Inds	-1.7%	5.0%	-21.9%	4.0%	-0.3%	4.1%
Worthington Industries	-7.3%	6.3%	2.4%	1.1%	-26.4%	17.7%
Kennametal	-3.9%	13.2%	11.0%	3.6%	-6.2%	20.2%
Materion	18.7%	6.6%	29.6%	5.3%	-9.6%	24.0%
Carpenter Technology	-5.0%	8.3%	-36.5%	3.9%	-33.5%	39.2%
Castle (A M) & Co	-9.0%	0.7%	-53.1%	-2.9%	-228.6%	-4.2%
Titanium Metals	-3.2%	18.0%	-11.1%	6.3%	-159.7%	19.9%
RTI Intl Metals	-4.6%	6.8%	-51.0%	-2.9%	-43.7%	17.5%
Unvl Stainless & Alloy Prods	2.4%	11.3%	9.1%	4.2%	-15.4%	37.1%

75th Percentile	-2.3%	10.9%	2.0%	5.0%	-10.8%	27.0%
Median	-3.5%	7.1%	-18.8%	3.4%	-27.3%	17.6%
25th Percentile	-5.4%	5.3%	-52.6%	-2.2%	-51.0%	-0.2%

Allegheny Technologies	-0.8%	8.9%	-27.7%	2.9%	-26.7%	25.3%
Ranking	83.3%	61.1%	38.8%	44.4%	50.0%	76.0%

Data Source: Standard and Poor’s Research Insight (version 8.4.1)

Financial data for Precision Castparts is for the three year period ended 4/3/2011 and for Worthington Industries for the three year period ended 5/31/2011.